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                          CERTIFICATE OF AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 CIBER, INC.


          CIBER, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST:     The board of directors of the Corporation adopted the
following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation at a regular meeting of the board of directors held August 17, 1999:

          RESOLVED, that Section 4.1 of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting said
Section 4.1 of Article 4 in its entirety, and substituting the following therefor:

          "Section 4.1   AUTHORIZED SHARES.  The total number of shares that
the Corporation shall have the authority to issue is one hundred five million (105,000,000), of which one hundred million (100,000,000) shall be common stock, each with a par value of $.01, and five million (5,000,000) shares shall be preferred stock, each with a par value of $.01."

          SECOND:     That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mac J. Slingerlend, President and Chief Executive Officer of the Corporation this 29th day of October, 1999.

                                   CIBER, INC.
                                   a Delaware corporation



                                   /s/ Mac J. Slingerlend
                                   ------------------------------------------
                                   By: Mac J. Slingerlend
                                   Title: President/Chief Executive Officer